Exhibit 99.1

AsiaInfo Reports Fourth Quarter and Full-year 2008 Results

•	Fourth quarter 2008 total revenue grows 31.7% year over year; full-year total revenue grows 32.2% year over year

•	Meeting guidance, fourth quarter 2008 net revenue (Non-GAAP)[1] grows 45.4% year over year; full-year net revenue (Non-GAAP) grows 38.5% year over year

•	Fourth quarter 2008 operating profit grows 55.1% year over year; full-year operating profit grows 50.6% year over year

BEIJING/SANTA CLARA, Calif. – February 11, 2009 – AsiaInfo Holdings, Inc. (Nasdaq: ASIA), (“AsiaInfo” or the “Company”) a leading provider of telecom software solutions and IT security products and services in China, today announced financial results for the fourth quarter and full-year ended December 31, 2008.

“I’m extremely proud of AsiaInfo’s success in 2008,” said Mr. Steve Zhang, AsiaInfo’s president and chief executive officer. “In a challenging macro environment, we managed not only to deliver on our net revenue target, but also to seize the opportunities presented by telecom industry restructuring in China. We executed on our plan, made impressive gains in market share and took considerable steps forward in diversifying our revenue streams among China’s telecom operators. We have proven our ability to deliver innovative and reliable solutions that meet the needs of China’s telecom operators, and this success is reflected in our strong net revenue and operating profit growth. With compelling industry growth catalysts, including a long-awaited 3G rollout, we feel equally confident about our growth prospects in 2009 and look forward to continuing to deliver consistent results.”

Fourth Quarter 2008 Financial Results

Total revenues for the fourth quarter of 2008 were US$53.7 million, an increase of 31.7% year over year and 19.8% sequentially. Meeting guidance, net revenue (Non-GAAP) for the fourth quarter of 2008 was US$51.0 million, an increase of 45.4% year over year and 19.3% sequentially. The year-over-year and sequential increases were primarily driven by strong performance in both the telecom and IT security businesses.

In the fourth quarter, AsiaInfo announced several significant contracts with China’s major telecom carriers, including contracts to develop Business Intelligence systems for China Telecom’s Beijing, Henan and Heilongjiang subsidiaries, contracts to develop Business Support Systems for China Unicom’s Hunan and Zhejiang subsidiaries and a contract to develop a Business Intelligence system for China Unicom’s Zhejiang subsidiary. The Company also signed contracts to upgrade Business Operation Support Systems for China Mobile’s Zhejiang and Shanghai subsidiaries and a contract to upgrade the Business Intelligence system for China Mobile’s Shanghai subsidiary.

In the fourth quarter of 2008, gross margin was 53.5%, compared to 48.0% in the year-ago period and 51.8% in the previous quarter. The increase in gross margin was primarily due to a strong contribution from higher-margin software solutions and a decrease in lower-margin third-party hardware sales. Gross profit as a percentage of net revenue (Non-GAAP) was 56.4% in the fourth quarter of 2008, compared to 55.9% in the year-ago period and 54.2% in the previous quarter. The Company noted that gross profit as a percentage of net revenue (non-GAAP) has remained relatively stable at around 55% for the last several quarters.

[1]	Net revenue (Non-GAAP), a non-GAAP measure, represents total revenue net of third-party hardware costs. A reconciliation of net revenue (Non-GAAP) to GAAP revenue is provided at the end of this press release

In the fourth quarter of 2008, the AsiaInfo Technologies business unit, which focuses on telecommunications software and services, contributed 77.8% to total revenue and 79.6% to net revenue (Non-GAAP). Total revenue for the AsiaInfo Technologies business unit increased 24.7% year over year and 15.1% sequentially to US$41.8 million. Net revenue (Non-GAAP) for the AsiaInfo Technologies business unit increased 45.5% year over year and 15.9% sequentially to US$40.6 million. The increases in net revenue (Non-GAAP) reflect strong uptake for the Company’s software and service solutions among all three major telecom customers as well as increased revenues derived from business consulting service initiatives, such as providing data analysis expertise and helping existing customers to run their sales and marketing campaigns more effectively.

In the fourth quarter of 2008, the Lenovo-AsiaInfo business unit, which focuses on IT security products and services, contributed 22.2% to total revenue and 20.4% to net revenue (Non-GAAP). Total revenue for the Lenovo-AsiaInfo business unit increased 63.9% year over year and 40.1% sequentially to US$11.9 million. Net revenue (Non-GAAP) for the Lenovo-AsiaInfo business unit increased 45.0% year over year and 34.3% sequentially to US$10.4 million. The year-over-year increases reflect a concerted effort to improve operations in this division, as well as strong uptake for Lenovo-AsiaInfo products by several large government entities. Sequentially, the notable increases are mainly due to seasonality, as sales in the Lenovo-AsiaInfo business unit are typically strongest in the fourth quarter. Please refer to the end of this press release for condensed segmented financial results for AsiaInfo’s two business units.

Total operating expenses increased 43.8% year over year and 17.2% sequentially to US$21.0 million. Sales and marketing expenses increased 34.6% year over year and 10.5% sequentially to US$10.6 million, mainly due to higher sales commission expenses incurred upon signing new contracts, most notably in the China Telecom account. General and administrative expenses increased 95.4% year over year and 75.9% sequentially to US$3.7 million. The year-over-year and sequential increases were mainly due to increased professional fees as well as the reversal of bad debt provisions in the fourth quarter of 2007 and the third quarter of 2008. Research and development expenses increased 38.8% year over year and 8.0% sequentially to US$6.8 million, mainly reflecting an increase in headcount in line with the Company’s strategy of continuing to invest in research and development of world-class products to take advantage of current and future market opportunities.

Income from operations for the fourth quarter of 2008 was US$7.8 million, an increase of 55.1% year over year and 46.6% sequentially. Operating margin of total revenue2 was 14.5% for the fourth quarter of 2008, compared to 12.3% in the year-ago period and 11.8% in the previous quarter. Operating margin of net revenue (Non-GAAP)3 was 15.2% for the fourth quarter of 2008, compared to 14.3% in the year-ago period and 12.4% in the previous quarter. The year-over-year and sequential increases were mainly the result of improving economies of scale and the Company’s continued efforts to improve operational efficiency.

[2]	Operating margin of total revenue is operating income divided by total revenue
[3]	Operating margin of net revenue (Non-GAAP) is operating income divided by net revenue (Non-GAAP)

Other income for the fourth quarter of 2008 was a loss of US$5.1 million, compared to gains of US$1.5 million in the previous year and US$2.3 million in the previous quarter. The loss in the fourth quarter of 2008 was mainly the result of US$6.7 million in non-cash impairment charges related to certain short-term investments in stock funds and a long-term investment.

In the fourth quarter of 2008, AsiaInfo recorded net income of US$2.2 million or US$0.05 per basic share, compared to US$8.5 million or US$0.15 per basic share in the year-ago period and US$6.1 million or US$0.13 per basic share in the previous quarter.

Net income excluding share-based compensation expense, amortization of acquired intangible assets, impairment loss on investment, after-tax dividend income and gain on discontinued operations (net income (Non-GAAP) 4) was US$10.2 million in the fourth quarter of 2008 or US$0.23 per basic share. Net income (Non-GAAP) in the year-ago period was US$8.3 million or US$0.18 per basic share. Net income (Non-GAAP) in the previous quarter was US$7.6 million or US$0.16 per basic share. Net income (Non-GAAP) increased 22.6% year over year and 34.4% sequentially.

As of December 31, 2008, AsiaInfo had cash and cash equivalents and restricted cash totaling US$184.6 million and short-term investments totaling US$28.6 million. Operating cash flow in the fourth quarter of 2008 was a net inflow of approximately US$26.3 million. During the fourth quarter of 2008, the Company repurchased 2.5 million shares, bringing total shares repurchased in full-year 2008 to 2.8 million.

Full-year 2008 Financial Results

Full-year 2008 total revenue increased 32.2% year over year to US$175.5 million. Net revenue (non-GAAP) increased 38.5% year over year to US$158.8 million. The increases were primarily driven by a strong uptake for the Company’s comprehensive product portfolio of telecom software solutions as well as improving performance in the Company’s Lenovo-AsiaInfo business unit.

Gross margin for full-year 2008 was 50.6%, compared to 47.5% for full-year 2007. The improvement in gross margin reflects execution of the Company’s long-term strategy to focus on high-margin software solutions, as well as the improving operating results of the Company’s Lenovo-AsiaInfo business unit and a decrease in revenue derived from the sale of third-party hardware. Gross profit as a percentage of net revenue (Non-GAAP) for full-year 2008 was 55.9% compared to 55.0% in 2007.

The AsiaInfo Technologies business unit contributed 83.7% and 84.2% to full-year 2008 total revenue and net revenue (non-GAAP), respectively. Total revenue and net revenue (non-GAAP) for the AsiaInfo Technologies business unit increased 28.9% and 38.1% year over year to US$146.9 million and US$133.8 million, respectively.

[4]	Net income (Non-GAAP) and net income (Non-GAAP) per share measures exclude acquired intangible assets, impairment loss on investment, after-tax dividend income and gain on discontinued operations. A reconciliation of these non-GAAP measures to the most comparable GAAP measures is provided at the end of the press release.

The Lenovo-AsiaInfo business unit contributed 16.3% and 15.8% to full-year 2008 total revenue and net revenue (non-GAAP) respectively. Total revenue and net revenue (non-GAAP) for the Lenovo-AsiaInfo business unit increased 52.3% and 40.2% year over year to US$28.7 million and US$25.1 million, respectively.

Total operating expenses for full-year 2008 increased 31.2% year over year to US$69.5 million, reflecting the Company’s efforts to expand its customer base and open new market opportunities through continual investment in research and development and sales and marketing initiatives.

Operating margin of total revenue was 11.0% for full-year 2008, compared to 9.6% in full-year 2007. Operating margin of net revenue (Non-GAAP) for full-year 2008 was 12.1%, compared to 11.2% in full-year 2007.

AsiaInfo recorded net income of US$18.8 million, or US$0.42 per basic share, for full-year 2008, compared to US$23.6 million, or US$0.54 per basic share, in full-year 2007. Net income excluding share-based compensation expense, amortization of acquired intangible assets, impairment loss on investment, after-tax dividend income and gain on discontinued operations (net income (Non-GAAP)) for full-year 2008 was US$29.1 million, or US$0.66 per basic share. Net income (Non-GAAP) for full-year 2007 was US$20.1 million or US$0.46 per basic share.

AsiaInfo’s full-year net operating cash flow was approximately US$31.6 million.

First Quarter 2009 Guidance

AsiaInfo expects first quarter 2009 net income from continuing operations per basic share to be in the range of US$0.12 to US$0.13, representing an increase of 20% to 30% compared to net income from continuing operations per basic share in the first quarter of 2008. The Company expects net revenue (Non-GAAP) to be in the range of US$43 million to US$45 million, an increase of 40% to 46% year over year.

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands of US$, except shares and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenues:
Software products and solutions	$45,556	$30,437	$140,187	$97,616
Service	5,169	4,329	17,473	16,156
Third party hardware	2,959	6,005	17,883	18,989

Total revenues	53,684	40,771	175,543	132,761

Cost of revenues:
Software products and solutions	20,038	13,296	62,744	43,895
Service	2,200	2,182	7,285	7,770
Third party hardware	2,709	5,705	16,701	18,040

Total cost of revenues	24,947	21,183	86,730	69,705

Gross profit	28,737	19,588	88,813	63,056

Operating expenses:
Sales and marketing	10,557	7,843	36,220	27,482
General and administrative	3,665	1,876	10,606	7,903
Research and development	6,755	4,865	22,695	17,598

Total operating expenses	20,977	14,584	69,521	52,983

Gain on settlement of escrow	—	—	—	2,734

Income from operations	7,760	5,004	19,292	12,807

Other income:
Interest income	1,237	1,336	4,670	4,705
Dividend income	12	311	545	4,187
Gain (loss) on investments	329	191	4,866	895
Impairment loss on short-term investments	(4,634)	(137)	(4,684)	(137)
Impairment loss on long-term investments	(2,042)	—	(2,042)	—
Other (expenses) income, net	14	(184)	(559)	(216)

Total other (expenses) income, net	(5,084)	1,517	2,796	9,434
Income before provision for income taxes, minority interest and discontinued operations	2,676	6,521	22,088	22,241
Income taxes expense (benefit)	476	(92)	4,293	1,907
Minority Interest	(11)	—	(15)	—

Income from continuing operations	2,211	6,613	17,810	20,334

Income from discontinued operations	—	1,848	980	3,293

Net income	$2,211	$8,461	$18,790	$23,627

Income from continuing operations per share:
Basic	$0.05	$0.15	$0.40	$0.47
Diluted	$0.05	$0.14	$0.38	$0.45
Income from discontinued operations per share:
Basic	—	$0.04	$0.02	$0.07
Diluted	—	$0.04	$0.02	$0.07
Net income per share
Basic	$0.05	$0.19	$0.42	$0.54
Diluted	$0.05	$0.18	$0.40	$0.52
Weighted average shares used in computation:
Basic	43,698,583	44,445,634	44,828,915	43,644,845
Diluted	45,424,511	46,389,325	46,675,694	45,354,344

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Amounts in thousands of US$, except share and per share amounts)

	As at
	December 31, 2008	December 31, 2007(1)
ASSETS:
Current Assets:
Cash and cash equivalents	$172,119	$148,834
Restricted cash	12,510	16,026
Short term investments	28,633	49,735
Accounts receivable, net (net of allowances of $2,605 and $2,427 as of December 31, 2008 and December 31, 2007, respectively)	52,011	45,233

Inventories	12,322	8,023
Other receivable	2,813	3,426
Deferred income taxes-current	3,334	1,693
Prepaid expenses and other current assets	5,425	6,526

Total current assets	$289,167	$279,496

Long term investment	4,696	1,911
Property and equipment, net	2,887	2,344
Other acquired intangible assets, net	3,008	3,979
Deferred income tax assets- non-current	2,671	1,032
Goodwill	20,725	19,707

Total Assets	$323,154	$308,469

LIABILITY AND STOCKHOLDERS EQUITY
Current Liabilities:
Accounts payable	13,835	23,095
Accrued expenses	14,235	12,671
Deferred revenue	44,414	29,093
Accrued employee benefits	27,570	20,724
Other payables	5,288	5,651
Income taxes payable	646	2,310
Other taxes payable	6,311	4,218
Deferred income tax liability-current	934	1,976

Total current liabilities	$113,233	$99,738

Unrecognized tax benefits – non-current	1,326	834
Other long-term liabilities	135	109

Total liabilities	$114,694	$100,681

Minority Interest	58	—

Stockholders’ equity:
Common stock	$464	$450
Additional paid-in capital	215,948	207,865
Treasury stock, at cost	(27,749)	(1,953)
Statutory reserve	17,212	13,874
Accumulated deficit	(15,566)	(31,018)
Accumulated other comprehensive income	18,093	18,570

Total stockholders’ equity	$208,402	$207,788

Total Liabilities, minority interest and Stockholders’ Equity	$323,154	$308,469

(1)	December 31, 2007 balances were extracted from audited financial statements.

ASIAINFO HOLDINGS, INC.

CONDENSED INFORMATION FOR REPORTABLE SEGMENTS (UNAUDITED)

(Amounts in thousands of US$)

	Three Months Ended
	December 31, 2008			December 31, 2007			September 30, 2008
	AsiaInfo Technologies	Lenovo –AsiaInfo	Total	AsiaInfo Technologies	Lenovo –AsiaInfo	Total	AsiaInfo Technologies	Lenovo –AsiaInfo	Total
Revenues:
Software products and solutions	$35,634	$9,922	$45,556	$23,652	$6,785	$30,437	$30,297	$7,182	$37,479
Service	4,864	305	5,169	3,936	393	4,329	4,624	130	4,754
Third party hardware	1,265	1,694	2,959	5,908	97	6,005	1,367	1,195	2,562

Total revenues	41,763	11,921	53,684	33,496	7,275	40,771	36,288	8,507	44,795

Cost of revenues:
Software products and solutions	16,814	3,224	20,038	10,888	2,408	13,296	15,223	2,667	17,890
Service	2,073	127	2,200	2,003	179	2,182	1,629	38	1,667
Third party hardware	1,202	1,507	2,709	5,613	92	5,705	1,298	754	2,052

Total cost of revenues	20,089	4,858	24,947	18,504	2,679	21,183	18,150	3,459	21,609

Gross profit	21,674	7,063	28,737	14,992	4,596	19,588	18,138	5,048	23,186

Business unit expenses:
Sales and marketing	6,641	3,916	10,557	5,157	2,686	7,843	6,224	3,332	9,556
General and administrative (1)	684	353	1,037	(271)	(15)	(286)	(265)	119	(146)
Research and development	5,948	807	6,755	4,365	500	4,865	5,351	902	6,253

Total business unit expenses	13,273	5,076	18,349	9,251	3,171	12,422	11,310	4,353	15,663

Contribution profit (loss)	$8,401	$1,987	$10,388	$5,741	$1,425	$7,166	$6,828	$695	$7,523

Corporate general and administration			2,628			2,162			2,230

Operating profit			$7,760			$5,004			$5,293

Fourth Quarter and Full-year 2008 Conference Call Details

AsiaInfo management will hold an earnings conference call at 4:00 p.m. Pacific Time / 7:00 p.m. Eastern Time on February 11, 2009 (8:00 a.m. Beijing/Hong Kong Time on February 12, 2009). Management will discuss results and highlights of the quarter and answer questions.

The dial-in numbers for the conference call are as follows:

U.S. Toll Free: +1-866-549-1292

China Toll Free: 8007-011-223

Hong Kong and International: +852-3005-2050

The passcode for the call is 408313.

A replay of the call will be available until 8:00 p.m. Eastern Time on March 11, 2009 by dialing one of the following numbers:

U.S Toll Free: +1-866-753-0743

China Toll Free: 8008-697-680

Hong Kong and International: +852-3005-2020

The passcode for the replay is 134936.

Additionally, a live and archived web cast of this call will be available on the Investor Relations section of the AsiaInfo web site at www.asiainfo.com.

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of high-quality software and customer solutions to many of China’s largest enterprises. In addition to providing software and customer solutions to China’s telecom carriers, the Company also offers a wide range of security products and services to small, medium and large sized Chinese enterprises across multiple vertical industries.

Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. The Company moved its major operations to China in 1995 and played a significant role in the construction of the national Internet backbones and provincial access networks for all of China’s major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. Since 1998, AsiaInfo has continued to diversify its product offerings and is now a major provider of enterprise software solutions in China.

For more information about AsiaInfo, please visit http://www.asiainfo.com.

Reconciliation of Non-GAAP Measures

This earnings release contains presentations of the following “Non-GAAP financial measures” as defined by applicable U.S. securities regulations. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. The Non-GAAP financial measures are provided as additional information to help both management and investors compare business trends among different reporting periods on a consistent and more meaningful basis and enhance investors’ overall understanding of the Company’s current financial performance and prospects for the future. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to, measurement required by GAAP and should not be considered measures of the Company’s liquidity. Pursuant to relevant regulatory requirements, we are providing the following reconciliations of the Non-GAAP financial measures to the nearest comparable GAAP measures.

(1) Net revenue (Non-GAAP)

AsiaInfo’s net revenue (Non-GAAP) represents total revenue net of hardware costs that are passed through to our customers. We believe total revenues net of hardware costs more accurately reflects our core business, which is the provision of software solutions and services, and provides transparency to our investors. It is also the same measure used by our management to evaluate the competitiveness and development of our business.

Reconciliation of net revenues (Non-GAAP) to GAAP total revenues

	2008 Q4			2007 Q4			2008 Q3
	AsiaInfo Technologies	Lenovo AsiaInfo	Total	AsiaInfo Technologies	Lenovo AsiaInfo	Total	AsiaInfo Technologies	Lenovo AsiaInfo	Total
	(in thousands of US dollars)
Net Revenue (Non-GAAP)	40,561	10,414	50,975	27,883	7,183	35,066	34,990	7,753	42,743
Third Party Hardware Costs	1,202	1,507	2,709	5,613	92	5,705	1,298	754	2,052

Total Revenues	41,763	11,921	53,684	33,496	7,275	40,771	36,288	8,507	44,795

	2008			2007
	AsiaInfo Technologies	Lenovo AsiaInfo	Total	AsiaInfo Technologies	Lenovo AsiaInfo	Total
	(in thousands of US dollars)
Net Revenue (Non-GAAP)	133,782	25,060	158,842	96,842	17,879	114,721
Third Party Hardware Costs	13,099	3,602	16,701	17,098	942	18,040

Total Revenues	146,881	28,662	175,543	113,940	18,821	132,761

(2) Net income (Non-GAAP)

Net income (Non-GAAP) excludes share-based compensation expenses, amortization of acquired intangible assets, impairment loss on investment, after-tax dividend income, gain on discontinued operations, and gain on settlement of escrow. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and income that may not be indicative of our operating performance. Management uses the net income (Non-GAAP) measure to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis of planning and forecasting future periods. Management believes net income (Non-GAAP) measure, when read in conjunction with the Company’s GAAP net income measure and other GAAP financials, provides useful information to investors by offering: a) the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results; b) the ability to better identify trends in the Company’s underlying business and perform related trend analysis; c) a better understanding of how management plans and measures the Company’s underlying business; and d) an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

Reconciliation of net income (Non-GAAP) to GAAP net income

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31		2008 Q3
	2008	2007	2008	2007
	(in US dollar thousands)
GAAP net income	2,211	8,461	18,790	23,627	6,099
Adjustments:
- Share based compensation	919	1,369	3,562	3,961	1,303
- Amortization of acquired intangible assets	359	415	1,589	1,785	385
- Impairment loss of investment	6,676	137	6,726	137	—
- Gain on discontinued operations	—	(1,848)	(980)	(3,293)	—
- Gain on settlement of escrow	—	—	—	(2,734)	—
- Dividend income, net of tax	(12)	(254)	(545)	(3,423)	(230)
Non-GAAP net income	10,153	8,280	29,142	20,060	7,557

(3) Net Income (Non-GAAP) Per Basic Share

Net income (Non-GAAP) per share is calculated based on net income (Non-GAAP). Like net income (Non-GAAP), net income (Non-GAAP) per share excludes share-based compensation expenses, amortization of acquired intangible assets, impairment loss on investment, after-tax dividend income, gain on discontinued operations, and gain on settlement of escrow. Shares outstanding used in the computation of net income per share were the same as those used in the computation of net income (Non-GAAP) per share. Management believes that net income (Non-GAAP) per share, when used in conjunction with the Company’s GAAP net income per share, provides useful information to investors for the same reasons discussed above regarding net income (Non-GAAP). In addition, net income (Non-GAAP) per share allows investors to evaluate the Company’s operating performance from period to period on a per share basis, thus providing a useful basis for assessing the Company’s value on a per share basis.

Reconciliation of net income (Non-GAAP) per share to GAAP net income per share

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31		2008 Q3
	2008	2007	2008	2007
	(in US dollar thousands)
GAAP net income Per Basic Share	0.05	0.19	0.42	0.54	0.13
Adjustments:
- Share based compensation	0.02	0.03	0.08	0.09	0.03
- Amortization of acquired intangible assets	0.01	0.01	0.04	0.04	0.01
- Impairment loss of investment	0.15	—	0.15	—	—
- Gain on discontinued operations	—	(0.04)	(0.02)	(0.07)	—
- Gain on settlement of escrow	—	—	—	(0.06)	—
- Dividend income, net of tax	—	(0.01)	(0.01)	(0.08)	(0.01)
Non-GAAP net income Per Basic Share	0.23	0.18	0.66	0.46	0.16

Cautionary Note Regarding Forward-Looking Statements

The information contained in this document is as of December 31, 2008. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable billing cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; and political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and in our periodic reports on Forms 10-Q and 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.

For investor and media inquiries, please contact:

In China:

Sheryl Zhang

AsiaInfo Holdings, Inc.

Tel: +86-10-8216-6039

Email: ir@asiainfo.com

Andrew Keller

Ogilvy Financial, Beijing

Tel: +86-10-8520-3112

Email: andrew.keller@ogilvy.com

In the United States:

Mr. Thomas Smith

Ogilvy Financial, New York

Tel: +1-212-880-5269

Email: thomas.smith@ogilvypr.com